Exhibit 10.01e

FORM OF

PERFORMANCE SHARE AWARD

UNDER THE

2002 PRAXAIR, INC.

LONG TERM INCENTIVE PLAN

Effective as of                                          (the “Date of Grant”), Praxair, Inc. (the “Company”), a Delaware corporation, hereby grants to                          (the “Participant”) the following Performance Award under the 2002 Praxair, Inc. Long Term Incentive Plan (the “Plan”), subject to the terms and conditions of the Plan, which are incorporated herein by reference, and those set forth below. Capitalized terms used herein and not defined shall have the meanings set forth in the Plan, as the same may be amended from time to time. In the event of any conflict between this award and the Plan, the Plan shall control.

1. Award of Performance Shares. The Participant is hereby granted a Performance Award of              Performance Shares (the “Award”). The value of a single Performance Share is equal to the value of a single share of Stock of the Company. For purposes of this Award,     [same number]             Performance Shares is considered the Participant’s “Target Amount.”

2. Vesting of Award; Treatment upon Termination of Service.

(a) Vesting Generally. Subject to the following provisions of this Section 2 and the other terms and conditions of this Award, this Award shall become vested on the              anniversary of the Date of Grant, provided that the Participant has remained continuously employed by the Company or its Affiliate or Subsidiary from the Date of Grant through the              anniversary of the Date of Grant.

(b) Death, Disability, Change in Control. Notwithstanding any provision of this Section 2 to the contrary, this Award shall become immediately vested in full and payment shall be made pursuant to Section 3(b)(i) upon the earlier of (i) the Participant’s death or Disability, or (ii) a Change in Control of the Company, each occurring prior to the              anniversary of the Date of Grant and while the Participant remains employed by the Company or its Affiliate or Subsidiary.

(c) Retirement; Termination by Action of Company Other than for Cause. Notwithstanding any provision of this Section 2 to the contrary, in the event of the Participant’s Retirement after the              anniversary of the Date of Grant, or the termination by the Company of the Participant’s employment other than for cause after the              anniversary of the Date of Grant, this Award shall become vested on the              anniversary of the Date of Grant and payment shall be made pursuant to Section 3(b)(ii).

(d) Any other termination of the Participant’s employment with the Company or its Affiliates or Subsidiaries before the              anniversary of the Date of Grant and before the occurrence of an event described in Section 2(b) or (c) above, shall result in an immediate and total forfeiture of this Award.

3. Payment of Award.

(a) Determination of Amount of Payment. Except as otherwise described in Section 3(b), the amount of the payment due with respect to a vested Award shall be determined based on the Company’s performance during calendar year(s)              (the “Performance Period”). Specifically, the Participant’s Target Amount will be multiplied by the average of the annual corporate consolidated financial performance factors determined and used as a factor under the 2002 Praxair, Inc. Variable Compensation Plan (as may be amended from time to time) for each year of the Performance Period. This annual corporate consolidated financial performance factor for each year of the Performance Period shall be determined by the Committee in its sole discretion and can range from zero to 200%. The payment with respect to the Participant’s vested Award, if any, will be made in the form of shares of Stock of the Company, as soon as practicable after the second anniversary of the Date of Grant, but in no event later than             . Solely by way of example, if the Committee determines that the annual corporate consolidated financial performance factor for 2007 is 100% and for 2008 is 200%, the Participant’s Target Amount will be multiplied by 150% and the resulting number will be the number of shares of Stock paid with respect to the Participant’s vested Award.

(b) Termination, Change in Control, etc. Upon the occurrence of an event which satisfies the requirements of Sections 2(b) or 2(c) prior to the              anniversary of the Date of Grant, the following shall apply:

(i) In the event the Participant becomes vested in this Award as the result of the occurrence of an event described in Section 2(b), this Award shall be settled by payment of a number of shares of Stock equal to the Participant’s Target Amount as soon as practicable after the occurrence of such event, but in no event later than             , and no further payment will be made with respect to this Award.

(ii) In the event the Participant becomes vested in this Award as the result of the occurrence of any event described in Section 2(c), payment of this Award will be made in an amount (if any) and at such time, as described in Section 3(a).

4. Other Terms and Conditions. It is understood and agreed that the Award of Performance Shares evidenced hereby is subject to the following terms and conditions:

(a) Rights of Participant. The Participant shall have no right to transfer, pledge, hypothecate or otherwise encumber the Award. Prior to the payment of shares of Stock in satisfaction of this Award, the Participant shall have none of the rights of a stockholder of the Company with respect to the Award, including, but not limited to, voting rights and the right to receive or accrue dividends.

(b) No Right to Continued Employment. This Award shall not confer upon the Participant any right with respect to continuance of employment by the Company or its Subsidiaries and Affiliates nor shall this Award interfere with the right of the Company to terminate the Participant’s employment at any time.

5. Tax Withholding. No later than the date of payment of the Award, the Participant shall pay to the Company an amount sufficient to allow the Company to satisfy its tax withholding obligations. To this end, the Participant shall either:

(a) pay the Company the amount of tax to be withheld (including through payroll withholding),

(b) deliver to the Company other shares of Stock of the Company owned by the Participant prior to such date having a fair market value, as determined by the Committee, not less than the amount of the withholding tax due, which either have been owned by the Participant for more than six (6) months or were not acquired, directly or indirectly, from the Company,

(c) make a payment to the Company consisting of a combination of cash and such shares of Stock, or

(d) request that the Company cause to be withheld a number of shares of Stock otherwise due the Participant hereunder having a then fair market value sufficient to discharge minimum required federal, state and local tax withholding (but no greater than such amount).

6. References. References herein to rights and obligations of the Participant shall apply, where appropriate, to the Participant’s legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Award.

7. Governing Law. This Award shall be governed by and construed in accordance with the laws of Connecticut, without giving effect to principles of conflict of laws.

             IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its proper officer hereunto duly authorized, as of the day and year first hereinabove written.

PRAXAIR, INC.

By:

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